Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Anthony Runnels Sr. Manager, Investor Relations (310) 410-9600 ext. 32205

HERBALIFE LTD. ANNOUNCES RECORD FOURTH-QUARTER NET SALES OF $487.4 MILLION
Full Year 2006 Net Sales Increase 20.3 Percent to $1.9 Billion

LOS ANGELES, February 26, 2007 — Herbalife Ltd. (NYSE: HLF) today reported fourth-quarter net sales of $487.4 million, an increase of 19.2 percent compared to the same period of 2005. This record performance was largely attributable to continued growth in several of the company’s largest markets, including Mexico and the U.S., which reported net sales growth of 35.1 percent and 25.0 percent, respectively, versus the fourth quarter of 2005. The company’s chief executive officer, Michael O. Johnson, said, “2006 marked another tremendous year for our independent distributors and our company. We believe our commitment to supporting successful distributor methods of operations, and providing innovative business tools, high-quality products and training events will enable us to sustain momentum in many of our key markets.”

During 2006, a record 197,000 distributors qualified as new supervisors, an increase of 25.3 versus the full year of 2005. Total supervisors, as of December 31, 2006, increased 22.1 percent versus 2005 and the company’s President’s Team increased 15.0 percent year-over-year to 988 members. During the fourth quarter, the company also welcomed its fourth Chairman’s Club member from Mexico, bringing the worldwide total of this exclusive group to 30 distributorships. Additionally, based on its January 2007 re-qualification results, the company retained 42.5 percent of its distributor supervisors, up from 41.5 percent in 2006.

Financial Performance

For the quarter ended December 31, 2006, the company reported net income of $41.7 million, or $0.56 per diluted share, compared to $30.0 million, or $0.41 per diluted share in the fourth quarter of 2005. The increase in net income was primarily attributable to strong net sales growth and a lower effective tax rate during the period, partially offset by $4.9 million in after-tax, employee-related costs incurred during the quarter relating to the company’s realignment for growth initiative. Excluding the impact of these realignment costs and other items1, fourth quarter 2006 net income increased 47.9 percent to $44.3 million, or $0.59 per diluted share, compared to $0.41 per diluted share in the fourth quarter of 2005.

For the twelve months ended December 31, 2006, the company reported net income of $143.1 million, or $1.92 per diluted share, compared to $93.1 million, or $1.28 per diluted share for full year 2005. Excluding the impact of certain items1, year-to-date net income increased 39.0 percent to $153.7 million, or $2.06 per diluted share, compared to $1.52 per diluted share in the same period of 2005.

The company invested $17.8 million in capital expenditures during the fourth quarter, primarily related to the relocation of the company’s regional headquarters in Los Angeles, enhancements to its management information systems and additional infrastructure investments in China.

Fourth Quarter 2006 Business Highlights

Consistent with its distributor strategy, the company continued to support the development and training of its distributors during the fourth quarter, by hosting over 50,000 distributors at more than 40 local and regional events. Highlights include three World Team School/Leadership Development events in the U.S., South Korea, and Portugal, a regional Extravaganza in Brazil and an eight-city Wellness Tour in Mexico. Additionally, the company opened Peru as its 63rd country in December, and attracted over 3,500 attendees to the grand opening celebration.

1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.

The company also continued to support distributor business methods by enhancing product packaging, such as the development of sample packs for its NouriFusionTM personal care line, launching innovative, compelling products such as Best Defense, an effervescent immunity defense beverage, and increasing investment in promotional tools and literature. “Over the past year, we have become increasingly focused on the importance of aligning our strategic initiatives with distributor daily methods of operations and how to make prudent investments that we believe will accelerate the globalization of these methods,” said Greg Probert, the company’s president and chief operating officer.

During the quarter, the company commenced the second phase of its realignment for growth initiative, which is geared towards refining the company’s core processes, internal organizational structure and operating model to further streamline decision making in order to improve responsiveness to its distributors. As previously communicated, the company expects to incur a total of approximately $8.0 to $10.0 million in pre-tax costs to facilitate this initiative, of which approximately $7.5 million was incurred during the fourth quarter of 2006.

Regional Performance

EMEA reported net sales of $134.1 million in the fourth quarter, up 5.0 percent versus the same period of 2005. However, excluding currency fluctuations, net sales decreased 1.0 percent. The performance was primarily attributable to growth in several of the region’s top markets, including Portugal, up 57.5 percent, Spain, up 23.4 percent, France, up 18.8 percent, and Italy, up 10.8 percent, in each case compared to the fourth quarter of 2005. These gains were partially offset by declines in other core markets including Germany and the Netherlands, which were down 17.9 percent and 11.7 percent, respectively, versus the comparable period of 2005. Total supervisors in the region, as of December 31, 2006, decreased 0.5 percent versus the same period in 2005. For the twelve months ended December 31, 2006, net sales in the region increased 0.5 percent to $548.2 million, as compared to the same period in 2005. However, excluding currency fluctuations, full year 2006 net sales in the region increased 0.6 percent, versus 2005.

Mexico and Central America reported net sales of $95.7 million in the fourth quarter, up 36.4 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 38.6 percent. “Mexico posted another remarkable year in 2006 and has been a strong contributor to our top-line growth over the past two years,” said Probert. “Although we revised our outlook for 2007, resulting primarily from infrastructure, distributor training and compliance challenges, we remain optimistic about our prospects in this large and important market. We continue working with our local management team and distributor leadership and have implemented more comprehensive training programs and policies to increase compliance with our rules and help stimulate growth in the marketplace. We have also commenced the first phase of our infrastructure strategy, which we believe will enable us to increase penetration in key cities outside of Mexico City and Guadalajara.” Total supervisors in the region, as of December 31, 2006, increased 82.2 percent as compared to the same period in 2005. For the twelve months ended December 31, 2006, net sales in Mexico and Central America increased 71.4 percent to $376.7 million, as compared to the full year of 2005. Excluding currency fluctuations, full year 2006 net sales in the region increased 72.0 percent, versus 2005.

North America reported net sales of $91.1 million in the fourth quarter, up 23.5 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 23.4 percent. “The U.S. continues to exceed our expectations and we are encouraged that our distributors are not only fostering the expansion of nutrition clubs, but are also blending the clubs with other distributor best practices such as product sampling and the wellness evaluation,” said Probert. “This philosophy creates opportunities for our distributors by helping to enhance their retailing, recruiting and retention efforts,” he continued. Total supervisors in the region, as of December 31, 2006, increased 14.6 percent versus the same period in 2005. For the twelve months ended December 31, 2006, net sales in North America increased 17.8 percent to $357.8 million, as compared to the full year of 2005. Excluding currency fluctuations, full year 2006 net sales in the region increased 17.4 percent, versus 2005.

SAM/SEA reported net sales of $56.6 million in the fourth quarter, up 53.5 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 49.4 percent. The growth in the region was primarily attributable to an 82.6 percent increase in the company’s South American markets and incremental revenue in Malaysia, which opened in the first quarter of 2006. Total supervisors in the region, as of December 31, 2006, increased 41.3 percent versus the same period in 2005. For the twelve months ended December 31, 2006, net sales in the region increased 51.8 percent to $199.1 million, as compared to the same period in 2005. Excluding currency fluctuations, full year 2006 net sales in the region increased 49.8 percent, versus 2005.

Brazil reported net sales of $38.8 million in the fourth quarter, up 11.3 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 6.5 percent. Total supervisors, as of December 31, 2006, increased 15.0 percent versus the same period in 2005. For the twelve months ended December 31, 2006, net sales in Brazil increased 23.9 percent to $138.3 million, as compared to the same period in 2005. Excluding currency fluctuations, full year 2006 net sales in the region increased 11.1 percent, versus 2005.

Greater China reported net sales of $38.2 million in the fourth quarter, up 28.9 percent versus the same period of 2005. Excluding currency fluctuations, net sales increased 26.4 percent. The increase was primarily attributable to incremental sales in China, and 13.9 percent growth in Taiwan. Total supervisors in the region, as of December 31, 2006, increased 18.5 percent versus the same period in 2005. For the twelve months ended December 31, 2006, net sales in Greater China increased 16.5 percent to $130.6 million, as compared to the same period in 2005. There was no impact from currency on the full year 2006 net sales results.

North Asia reported net sales of $32.9 million in the fourth quarter, down 8.8 percent versus the same period of 2005. Excluding currency fluctuations, net sales decreased 12.3 percent. The performance reflects a 19.0 percent decline in Japan, partially offset by a 10.3 percent increase in South Korea. Total supervisors in the region, as of December 31, 2006, increased 8.6 percent versus the same period in 2005. For the twelve months ended December 31, 2006, net sales in North Asia decreased 5.6 percent to $134.9 million, as compared to the same period in 2005. Excluding currency fluctuations, full year 2006 net sales in the region decreased 5.0 percent, versus 2005.

First Quarter and Full Year 2007 Guidance

Based on its current business trends, the company is raising its first quarter 2007 diluted earnings per share guidance to the range of $0.52 to $0.57. Additionally, for the full year 2007, the company is raising its diluted earnings per share estimates to the range of $2.43 to $2.50. The company’s first quarter and full year 2007 diluted earnings per share estimates exclude expenses expected to be incurred relating to its realignment for growth initiative and any potential impact from the adoption of FIN 48, which the company does not expect to be material.

Additional Announcements

The company announced that its Board of Directors has scheduled the Annual Meeting of Shareholders on April 26, 2007. The Board has established March 9, 2007 as the date of record.

Fourth Quarter and Full Year 2006 Earnings Conference Call

Herbalife’s fourth quarter and full year 2006 earnings conference call will be conducted on Tuesday, February 27, 2007 at 8 a.m. PST (11 a.m. EST). The conference call numbers are (866) 793-1306 for domestic calls and (703) 639-1308 for calls made from outside the United States. Additionally, the conference call will be webcasted. The link to the webcast is on the Investor Relations section of the company’s Web site at http://ir.herbalife.com/. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 1031298. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 64 countries through a network of more than 1.5 million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamilyfoundation.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;
• adverse publicity associated with our products or network marketing organization;
• relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
• risk of our inability to obtain the necessary licenses to conduct a direct selling business in China;
• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
• risk of improper action by our employees or international distributors in violation of applicable law;
• changing consumer preferences and demands;
• the competitive nature of our business;
• regulatory matters governing our products, including potential governmental or regulatory actions
• concerning the safety or efficacy of our products, and network marketing program, including the direct selling market in which we operate;
• risks associated with operating internationally, including foreign exchange risks;
• our dependence on increased penetration of existing markets;
• contractual limitations on our ability to expand our business;
• our reliance on our information technology infrastructure and outside manufacturers;
• the sufficiency of trademarks and other intellectual property rights;
• product concentration;
• our reliance on our management team;
• uncertainties relating to the application of transfer pricing, duties and similar tax regulations;
• taxation relating to our distributors; and
• product liability claims.

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RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	12/31/2005	12/31/2006	12/31/2005	12/31/2006

EMEA	$127,676	$134,055	$545,279	$548,178
Mexico and Central America	70,160	95,704	219,800	376,686
North America	73,762	91,114	303,823	357,776
SAM/SEA	36,896	56,637	131,209	199,132
Brazil	34,898	38,850	111,651	138,296
Greater China	29,608	38,168	112,112	130,610
North Asia	36,026	32,857	142,876	134,856

Worldwide net sales	409,026	487,385	1,566,750	1,885,534
Cost of sales	83,154	99,173	315,746	380,338

Gross profit	325,872	388,212	1,251,004	1,505,196
Royalty overrides	144,790	173,938	555,665	675,245
SGA	126,838	151,010	476,268	573,005

Operating income	54,244	63,264	219,071	256,946
Interest expense, net	6,326	2,702	43,924	39,541

Income before income taxes	47,918	60,562	175,147	217,405
Income taxes	17,965	18,912	82,007	74,266
Net income	29,953	41,650	93,140	143,139

Basic shares	69,487	71,463	68,972	70,814
Diluted shares	73,444	74,997	72,491	74,509

Basic EPS	$0.43	$0.58	$1.35	$2.02

Diluted EPS	$0.41	$0.56	$1.28	$1.92

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

Dec 31,	Dec 31,
2005	2006

ASSETS
Current assets:
Cash & cash equivalents	$88,248	$154,323
Inventories	109,785	146,036
Other current assets	101,518	155,348

Total current assets	299,551	455,707

Property and equipment, net	64,946	105,266
Other assets	24,190	30,931
Goodwill	134,206	113,221
Intangible assets, net	314,908	311,808

Total assets	$837,801	$1,016,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	39,156	39,990
Royalty overrides	87,401	116,896
Accrued expenses	126,167	149,575
Current portion of long-term debt	9,816	5,599
Other current liabilities	22,917	11,432

Total current liabilities	285,457	323,492

Long-term debt, net of current portion	253,276	179,839
Other long-term liabilities	130,180	159,712

Total liabilities	668,913	663,043

Shareholders’ equity:
Common shares	140	143
Additional paid-in capital	89,508	132,755
Accumulated other comprehensive income (loss)	605	(782)
Retained earnings	78,635	221,774

Total shareholders’ equity	168,888	353,890

Total liabilities and shareholders’ equity	$837,801	$1,016,933

Herbalife Ltd.
Total Supervisors by Region

Region	12/31/2005	12/31/2006	% Chg

EMEA	95,628	95,144	-1%
Mexico and Central America	41,513	75,628	82%
North America	65,040	74,542	15%
SAM/SEA	43,251	61,134	41%
Brazil	39,259	45,141	15%
Greater China	28,365	33,610	18%
North Asia	21,302	23,144	9%
Worldwide	334,358	408,343	22%

Herbalife Ltd.
Volume Points by Region
(in millions)

	Three Months Ended			Twelve Months Ended

Region	12/31/05	12/31/06	% Chg	12/31/05	12/31/06	% Chg

Mexico and Central America	116.2	148.5	28%	363.5	616.0	69%
North America	114.1	141.9	24%	471.0	551.7	17%
EMEA	140.2	132.2	-6%	572.9	558.9	-2%
SAM/SEA	52.4	72.3	38%	185.4	263.8	42%
Brazil	45.9	47.4	3%	161.3	173.7	8%
Greater China	36.3	45.6	26%	141.0	151.5	7%
North Asia	32.6	29.4	-10%	124.9	118.9	-5%
Worldwide	537.7	617.3	15%	2,020.0	2,434.4	21%

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended			Twelve Months Ended

		12/31/05	12/31/06		12/31/05	12/31/06

Net income, as reported		$29,953	$41,650		$93,140	$143,139
Change in allowance for uncollectible
royalty overrides receivables		—	—		(2,344)	—
Tax charge associated with
China subsidiary restructuring		—	—		5,479	—
Tax benefit resulting from an international
income tax audit settlement		—	—		—	(3,693)
Recapitalization expenses associated
with the clawback of 9 1/2% Notes		-	-		14,229	-
Additional tax benefits on refinancing
transactions		—	—		—	(2,680)
Recapitalization expenses associated
with July 2006 debt restructuring		-	-		-	14,274
Adjustment to income tax accrual		-	(2,200)		-	(2,200)
Expenses associated with the realignment
for growth initiative		—	4,869		—	4,869

Net income, as adjusted		$29,953	$44,319		$110,504	$153,709

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended			Twelve Months Ended

		12/31/05	12/31/06		12/31/05	12/31/06

Diluted earnings per share, as reported		$0.41	$0.56		$1.28	$1.92
Change in allowance for uncollectible
royalty overrides receivables		—	—		(0.03)	—
Tax charge associated with
China subsidiary restructuring		—	—		0.08	—
Tax benefit resulting from an international
income tax audit settlement		—	—		—	(0.05)
Recapitalization expenses associated
with the clawback of 9 1/2% Notes		-	-		0.20	-
Additional tax benefits on refinancing
transactions		—	—		—	(0.04)
Recapitalization expense associated with
July 2006 debt restructuring		—	—		—	0.19
Adjustment to income tax accrual		-	(0.03)		-	(0.03)
Expenses associated with the realignment
for growth initiative		—	0.06		—	0.06

Diluted earnings per share, as adjusted		$0.41	$0.59		$1.52	$2.06

Note: Amounts may not total due to rounding.

SCHEDULE B: FINANCIAL GUIDANCE

2007 Guidance

For the Three Months ended March 31, 2007 and Twelve Months Ended December 31, 2007

	Three Months Ended		Twelve Months Ended
	March 31, 2007		December 31, 2007
	Low	High	Low	High
Net sales growth vs. 2006	6.0%	10.0%	6.0%	10.0%

Effective tax rate (1)	35.0%	36.0%	35.0%	36.0%

EPS (2)	$0.52	$0.57	$2.43	$2.50

Cap Ex ($ mm’s)	$10.0	$15.0	$50.0	$55.0

(1) Excludes potential FIN 48 adjustments.

(2) Excludes the impact of expenses expected to be

incurred in 2007 relating to the company’s

realignment for growth initiative and potential

FIN 48 adjustments.